[KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP LETTERHEAD]





April 29, 2005

Accessor Funds, Inc.
1420 Fifth Street, #3600
Seattle, Washington, 98101

RE:  Accessor Funds, Inc. (the "Company"):

     Accessor Income Allocation Fund, Accessor Income & Growth Allocation Fund, Accessor Balanced Allocation Fund, Accessor Growth & Income Allocation Fund, Accessor Growth Allocation Fund and Accessor Aggressive Growth Allocation Fund (collectively, the "Allocation Funds"); and Accessor Growth Fund, Accessor Value Fund, Accessor Small to Mid Cap Fund, Accessor International Equity Fund, Accessor Intermediate Fixed-Income Fund, Accessor Short-Intermediate Fixed-Income Fund, Accessor High Yield Bond Fund, Accessor Mortgage Securities Fund, and Accessor U.S. Government Money Fund (collectively, the "Underlying Funds"); and Accessor Limited Duration U.S. Government Fund.
     Post-Effective Amendment No. 37

Dear Sir or Madam:

         In connection with the filing of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A (File No. 33-41245) of the Company, which you intend to be declared effective by the Securities and Exchange Commission on April 29, 2005, we hereby consent to the reference to our firm as "counsel" in the Statement of Additional Information incorporated by reference into the prospectus of each the combined Underlying Funds and Allocation Fund prospectuses for (1) Advisor Class Shares, (2) Investor Class Shares and (3) A Class & C Class Shares, and the stand-alone prospectus for each of the Advisor Class and Institutional Class Shares of the Accessor U.S. Government Money Fund and in the Statement of Additional Information incorporated by reference into the prospectus for the Accessor Limited Duration U.S. Government Fund.



                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP Kirkpatrick & Lockhart Nicholson Graham LLP